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                                                                   Exhibit 12
                              MARSHALL & ILSLEY CORPORATION

                   Computation of Ratio of Earnings to Fixed Charges

                                     ($ in thousands)
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
                                                 3 Months
                                                   Ended                       Years Ended December 31,
                                                 March 31   -----------------------------------------------------------
Earnings:                                          1995        1994        1993         1992        1991         1990
                                                ----------- ----------- ----------- ----------- ----------- -----------
 Earnings before income taxes, extraordinary
  items and cumulative effect of changes
   in accounting principles                        $71,979    $167,803    $264,584    $231,792    $186,738    $143,192

 Fixed charges, excluding interest on deposits      28,955      77,074      47,905      50,687      66,641      85,234
                                                ----------- ----------- ----------- ----------- ----------- -----------
    Earnings including fixed charges but
      excluding interest on deposits               100,934     244,877     312,489     282,479     253,379     228,426

 Interest on deposits                               73,498     255,861     272,100     334,443     448,757     466,537
                                                ----------- ----------- ----------- ----------- ----------- -----------
    Earnings including fixed charges and
      interest on deposits                        $174,432    $500,738    $584,589    $616,922    $702,136    $694,963
                                                =========== =========== =========== =========== =========== ===========

Fixed Charges:

 Interest Expense:

  Short-term borrowings                            $14,807     $39,681     $18,010     $17,606     $32,065     $56,849

  Long-term borrowings                              12,434      30,537      23,088      26,439      27,770      22,524

  One-third of rental expense for all operating
    leases (the amount deemed representative
    of the interest factor)                          1,714       6,856       6,807       6,642       6,806       5,861
                                                ----------- ----------- ----------- ----------- ----------- -----------
  Fixed charges excluding interest on deposits      28,955      77,074      47,905      50,687      66,641      85,234

  Interest on deposits                              73,498     255,861     272,100     334,443     448,757     466,537
                                                ----------- ----------- ----------- ----------- ----------- -----------
  Fixed charges including interest on deposits    $102,453    $332,935    $320,005    $385,130    $515,398    $551,771
                                                =========== =========== =========== =========== =========== ===========
Ratio of Earnings to Fixed Charges:

 Excluding interest on deposits                       3.49 x      3.18 x      6.52 x      5.57 x      3.80 x      2.68 x
 Including interest on deposits                       1.70 x      1.50 x      1.83 x      1.60 x      1.36 x      1.26 x

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